[Letterhead of Willkie Farr & Gallagher LLP]

July 28, 2004

Cash Revenue Fund, Inc.

One South Street

Baltimore, Maryland 21202

Ladies and Gentlemen:

You have requested us, as counsel to Cash Reserve Fund, Inc. (the “Fund”), a corporation organized under the laws of the State of Maryland, to furnish you with this opinion in connection with the Fund’s filing of Post-Effective Amendment No. 39 (the “Amendment”) to its Registration Statement on Form N-1A (Securities Act File No. 002-72658 and Investment Company Act File No. 811-03196) (the “Registration Statement”).

We have examined copies of the charter (the “Charter”) and By-Laws of the Fund, as amended, the Fund’s prospectuses and statement of additional information (the “Statement of Additional Information”) included in the Registration Statement, certain resolutions adopted by the Fund’s Board of Directors (the “Board”) with respect to the shares of common stock of the Fund’s Prime Series — Cash Reserve Prime Shares, Cash Reserve Prime Class A Shares, Cash Reserve Prime Class B Shares, Cash Reserve Prime Class C Shares, Cash Reserve Prime Institutional Shares and Quality Cash Reserve Prime Shares; Treasury Series — Cash Reserve Treasury Shares and Cash Reserve Treasury Institutional Shares; and Tax-Free Series — Cash Reserve Tax-Free Shares and Cash Reserve Tax-Free Institutional Shares (together, the “Shares”), consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that the Shares, when and if duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Charter, the By-Laws and the Amendment, will be validly issued, fully paid and non-assessable assuming (i) that at the time of sale such Shares are sold at a sales price in each case in excess of the par value of the Shares; (ii) that the issuance of the Shares does not cause the number of outstanding Shares to exceed that number of authorized shares provided for in the Charter of the Fund, as amended to the date of issuance; and (iii) that the resolutions of the Board authorizing the issuance of the Shares that are in

New York

Washington, DC

Paris

London

Cash Reserve Fund, Inc.

July 28, 2004

effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the State of Maryland, we have relied upon the opinion of Venable LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP